EXHIBIT 99.1

Contacts:	Ben Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL COMPLETES ACQUISITION OF GLOBAL SIGNAL

January 12, 2007 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) (“Crown Castle”) announced today it has completed its merger (“Merger”) with Global Signal Inc. (“Global Signal”) for approximately $5.8 billion, which includes Global Signal’s outstanding debt of approximately $1.8 billion that will remain outstanding as obligations of the Global Signal entities acquired in the Merger.

In connection with the Merger, Global Signal stockholders were able to elect to receive either Crown Castle common stock or cash as consideration for each of their shares of Global Signal common stock. Each share of Global Signal common stock with respect to which a stock election was made, as well as each share with respect to which no election was made, will be exchanged for 1.61 shares of Crown Castle common stock. Cash elections exceeded the aggregate cash consideration cap of $550 million. As a result, after applying the proration procedures set forth in the merger agreement, each Global Signal share with respect to which a cash election was made will be exchanged for $8.16 in cash and approximately 1.375 shares of Crown Castle common stock.

Approximately 98.1 million shares of Crown Castle common stock are being issued in connection with the Merger. Including these shares, on January 12, 2007, Crown Castle had approximately 300.2 million shares of common stock outstanding, approximately 32.7% of which are owned by former Global Signal stockholders.

In connection with the Merger, Crown Castle expects to add three former directors of Global Signal to its board of directors. Robert H. Niehaus joined Crown Castle’s board immediately after the closing of the Merger, and Wesley R. Edens and David C. Abrams are expected to join the board in the near future.

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Effective as of the close of trading today, trading in Global Signal’s common stock will cease. Global Signal common stock will subsequently be delisted from the New York Stock Exchange and deregistered from the Securities and Exchange Commission.

Crown Castle engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and over 1,300 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding the Merger, including the merger consideration and appointment of directors. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect the results of Crown Castle is included in Crown Castle’s filings with the Securities and Exchange Commission.